Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

1Q2007 RESULTS

$59.8 Million Total Product Revenue: 43% Increase Over 2006

Net Income $2.8 Million: EPS $0.06

MOVIPREP® Patent Protection Granted to 2024

PEPCID® Oral Suspension Acquired

DIACOL™ Licensed to Dr. Falk Pharma for Europe

XIFAXAN® and IBD Clinical Development Programs Progressing

RALEIGH, NC, MAY 8, 2007—SALIX PHARMACEUTICALS, LTD. (NASDAQ:SLXP) TODAY ANNOUNCED FINANCIAL AND OPERATING RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2007.

Total product revenue was $59.8 million for the first quarter of 2007, a year-over-year increase of 43% compared to $41.9 million for the first quarter of 2006. MOVIPREP®, OSMOPREP™ and VISICOL® combined, generated revenue of $11.0 million for the first quarter of 2007. Revenue from these three products, which comprise our bowel cleansing product line, contributed 18% of 1Q07 total product revenue. XIFAXAN® revenue for the first quarter of 2007 was $15.4 million, a 134% increase compared to the first quarter of 2006. COLAZAL® generated revenue of $30.1 million for the first quarter of 2007 compared to $22.8 million for the first quarter of 2006. The Company continued to make progress during the period in its effort to broaden and diversify its product line. The chart below reveals the changing product mix of our revenue base:

REVENUE CONTRIBUTION

(First Quarter % of Total Product Revenue)

Product	2007	2006	2005
COLAZAL	50%	55%	83%
XIFAXAN	26%	16%	9%
Bowel Cleansing	18%	23%	na
Other	6%	6%	8%

Total cost of products sold was $12.0 million for the first quarter. Gross margin on total product revenue was 79.9% for the first quarter of 2007 compared to 80.2% for the first quarter of 2006. Research and development expenses were $21.8 million for the first quarter of 2007, compared to $10.1 million for the prior year period. Selling, general and administrative expenses were $21.4 million for the first quarter of 2007, compared to $19.4 million in the prior year period. The Company reported net income of $2.8 million, or $0.06 per share, fully diluted, for the first quarter of 2007.

Cash, cash equivalents and investments were $54 million on March 31, 2007.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President and Chief Financial Officer, stated, “Total product revenue for the first quarter of 2007 increased 43% to $59.8 million yielding net income of $2.8 million, or $0.06 per share, fully diluted, with a 17% tax rate due to prior net operating loss carry forwards. Total product revenue for the quarter included five weeks of revenue for our newly-acquired PEPCID® Oral Suspension and DIURIL® Oral Suspension. We look forward to the contribution of a full quarter of product revenue from these products beginning in the next quarter.

“As planned, we invested substantial resources, approximately $21.8 million or 37% of revenue, in research and development efforts during the first quarter of 2007. As previously stated, we expect R&D expenditures will be approximately 25% of revenue for the entire year of 2007. We continue to believe that total product revenue for 2007 will be approximately $260 million and that we will be able to generate $0.85 in earnings per share, fully diluted, assuming a 17% tax rate, for the year ending December 31, 2007. The 2007 EPS of $0.85 represents a 50% increase, on a tax-adjusted basis, compared to 2006 EPS of $0.65. We believe our ability to significantly strengthen our product portfolio by means of product acquisition and label expansion of existing products while continuing to grow revenue and EPS at these rates distinguishes Salix from many of its peers and bodes well for our future.”

Commenting on the Company and its performance, Carolyn Logan, President and Chief Executive Officer stated, “The solid year-over-year increase in revenue for each of our three major therapeutic areas demonstrates our consistent ability to build and grow the business. Our bowel-cleansing product line experienced an impressive 90% increase in prescriptions for 1Q2007 compared to 1Q2006. MOVIPREP, OSMOPREP and VISICOL at quarter end commanded an impressive 23% share of the prescription bowel cleansing market and we anticipate our share of this important market will continue to increase. Prescription demand for our bacteria-related disease product, XIFAXAN, increased 77% over the past year. Year-over-year demand for COLAZAL, the initial offering in our inflammatory bowel disease product line, grew 5.3% versus 3.8% for the 5-ASA market, in terms of prescriptions. These three product lines provide a diversified and growing base for the Company’s ongoing expansion and growth.

“MOVIPREP and OSMOPREP are performing very well in the bowel cleansing market. As we expected, the differentiating qualities of these products are creating distinct advantages in the marketplace. Our ability to provide both a tablet agent and a two-liter liquid PEG agent is creating an unprecedented opportunity for Salix to establish a leadership position. We capitalized on our increasing visibility and presence in this market during the quarter by joining with Walgreens and the Colon Cancer Alliance to sponsor a nationwide colorectal screening education campaign. This collaboration resulted in an estimated 32 million patient exposures to information regarding the benefits of screening and early detection of colorectal cancer.

“In January 2007 the United States Patent and Trademark Office issued a patent for MOVIPREP providing coverage to September 2024. The patent is listed in the Orange Book and serves to further strengthen the intellectual property position of our product portfolio. In April 2007 we out-licensed to Dr. Falk Pharma the exclusive rights to market DIACOL™ in Europe. The product is marketed in the United States under the trade name OSMOPREP. We received a milestone payment of $1.5 million and, under the terms of the agreement, may receive up to $2.5 million in additional payments. Additionally we will receive royalty payments based on product sales. DIACOL received approval in the United Kingdom in December 2006 and currently is under regulatory review in Germany. This licensing agreement demonstrates our strategy to grow our business by out-licensing opportunities in territories outside of the United States while maintaining our focus on the U.S. market. We are pleased with this opportunity to strengthen our relationship with Dr. Falk Pharma and to expand the commercial potential of our unique tablet bowel cleansing agent.

“XIFAXAN demonstrated continued strong growth during the first quarter of 2007. During the period approximately 94,000 prescriptions were written for XIFAXAN. This level of prescription demand represents a 77% increase compared to the first quarter of 2006 and a 9% increase compared to the fourth quarter of 2006. We are committed to maximizing the therapeutic potential of this GI-targeted antibiotic, and our development efforts to expand the XIFAXAN label are moving forward on several fronts. Patient enrollment continued during the first three months of 2007 in our late-stage, multi-center registration trials in irritable bowel syndrome, hepatic encephalopathy, C. difficile-associated diarrhea and the prevention of travelers’ diarrhea. We anticipate a number of significant milestones associated with these trials—including the release of top line clinical trial results and the submission of new drug applications—will generate news flow beginning in the third quarter 2007 and continuing through late 2008/1H2009. We anticipate these efforts will result in the approval of a stream of new indications for XIFAXAN beginning in late 2008 or early 2009 through early 2010. Targeted timeframes, based upon information currently available, for certain milestones are listed below:

XIFAXAN Clinical Development

Proposed Timelines

INDICATION	Top line results	NDA submission

Prevention travelers’ diarrhea	3Q07	1H2008
Irritable bowel syndrome	4Q07	end 2008/1H2009	*
Hepatic encephalopathy	time of filing	mid 2008
C. difficile-associated diarrhea	time of filing	mid 2008
*	pending results of FDA “end of Phase II” meeting

“The Company’s work to investigate the utility of XIFAXAN to treat a broad spectrum of gastrointestinal disorders continues to be complemented by a robust level of work by independent investigators. Digestive Disease Week 2007, which will be held May 19-23, should provide a forum at which leading researchers and clinicians will have the opportunity to discuss recent advances in the role of antibiotic therapy in GI disease.

“COLAZAL continued to gain position in the 5-ASA market during the first quarter of 2007. Over the past year COLAZAL prescription growth has outpaced total 5-ASA prescription growth by 40%. We believe COLAZAL’s unique, azo-bonded prodrug formulation of 5-ASA and its consequent proven ability to rapidly gain complete symptom relief compared to other 5-ASA agents currently available should continue to make our product a valued and sought-after treatment. Our work to strengthen and expand our inflammatory bowel disease franchise progressed during the first three months of 2007. We completed patient enrollment in the Phase III placebo-controlled trial of balsalazide tablets during the quarter and we now are preparing the NDA submission. We remain on schedule to release top-line data for the placebo-controlled trial at the end of June and to submit the application at the end of July. In February we completed patient enrollment in the second Phase III six-month trial of granulated mesalamine. Plans are on track to release top-line data on the two trials during the fourth quarter of 2007 and to submit the NDA by the end of December 2007. We believe the addition of these products to our inflammatory bowel disease portfolio will broaden our reach and scope in providing solutions for an unsatisfied market.

“In February we announced our purchase of the U.S. prescription rights to PEPCID Oral Suspension and DIURIL Oral Suspension. We are pleased with the opportunity to add these trusted brands and revenue-producing products to our product portfolio. In the near term, the additional revenue generated by these products should serve to fund ongoing product development efforts and, in the longer term, should contribute to growing earnings per share.”

The Company will host a conference call to discuss the contents of this press release at 9:00 a.m. ET, on Tuesday, May 8, 2007. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 238-9007 (U.S. and Canada) or (719) 457-2622 (international.) The access code for the call is 2447315. A replay of the call will be available beginning at 12:00 noon ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 2447315.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OSMOPREP Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OSMOPREP Tablets.

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities such as diuretics or angiotensin converting enzyme (ACE)-inhibitors or in patients with known or suspected hyponatremia. MOVIPREP should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP administration. Vomiting occurred less frequently.

Salix also markets VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), PEPCID® OS, DIURIL® OS, AZASAN® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). SANVAR® IR (vapreotide acetate), balsalazide tablets, granulated mesalamine and XIFAXAN® for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

ANUSOL® is a trademark of Johnson & Johnson

AZASAN® is a trademark of AaiPharma Inc. and AaiPharma LLC

MOVIPREP® is a trademark of Norgine B.V.

PEPCID® and DIURIL® are trademarks of Merck & Co., Inc.

SANVAR® is a trademark of Debiopharm S. A.

XIFAXAN® is a trademark of Alfa Wassermann Hungary LLC

Table follows

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include potential generic and other competition, risks of regulatory review and clinical trials, management of rapid growth, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2007	2006
	(unaudited)	(unaudited)
Revenues:
Net product revenues	$59,785	$41,853

Total revenues	59,785	41,853

Costs and Expenses:
Cost of products sold	12,005	8,285
Fees and costs related to license agreements	200	—
Amortization of product rights and intangible assets	1,813	1,135
Research and development	21,825	10,128
Selling, general and administrative	21,416	19,419

Total costs and expenses	57,259	38,967

Income from operations	2,526	2,886
Interest and other income, net	900	970
Income tax expense	582	193

Net income	$2,844	$3,663

Net income per share, basic	$0.06	$0.08

Net income per share, diluted	$0.06	$0.08

Weighted average shares outstanding, basic	47,093	46,359

Weighted average shares outstanding, diluted	48,682	48,460

Salix Pharmaceuticals, Ltd. Condensed Consolidated Balance Sheets (In thousands)
	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
Assets
Cash, cash equivalents and investments	$53,983	$76,465
Accounts receivable, net	40,608	61,730
Inventory, net	23,455	25,123
Other assets	218,879	159,805

Total Assets	$336,925	$323,123

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$55,210	$45,572

Total liabilities	55,210	45,572

Common stock	47	47
Additional paid-in-capital	391,787	390,467
Accumulated deficit	(110,119)	(112,963)

Total stockholders’ equity	281,715	277,551

Total Liabilities and Stockholders' Equity	$336,925	$323,123

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